PARAMOUNT SERVICES CORP.

                                    Amendment
                                     to the
                          Certificate of Incorporation


     Pursuant to the provisions of the Delaware General Corporation Law, Paramount Services Corp. adopts the following Amendments to its Certificate of
Incorporation:

      The following amendments were adopted on February 25, 2000. Such amendments were adopted by a vote of the shareholders. Notice of the Meeting of Shareholders at which the amendments were adopted was given in accordance with
Section 222 of the Delaware General Corporation Law. The number of shares voted for the amendments was sufficient for approval pursuant to Section 242 of the Delaware General Corporation Law.

                                   Amendments

      Article I of the Certificate of Incorporation is amended to read as follows:

            The name of the Corporation is wowtown.com, Inc.

      The following paragraph is added to Article IV:

      Effective February 25, 2000 each share of this Corporation's issued and outstanding common stock shall automatically convert into two shares of this Corporation's common stock.


                                              PARAMOUNT SERVICES CORP.


                                             By ___________________________
Date: February 25, 2000                          David Packman, President